UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Novadaq Technologies Inc.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

66987G102

(CUSIP Number)

March 1, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 66987G102	Page 2 of 13

1	NAMES OF REPORTING PERSONS H.I.G. Oncogenex, LLC (formerly H.I.G. Oncogenex, Inc.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,924,842(1)(2)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 3,924,842(1)(2)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,924,842(1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	These common shares are owned directly by H.I.G. Oncogenex, LLC (formerly H.I.G. Oncogenex, Inc.) (“Oncogenex”) and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are H.I.G. Venture Partners, L.P. (“HIGVP”) and H.I.G. Venture Investments, L.P. (“HIGVI”). The general partner of HIGVP is H.I.G. Venture Advisors, L.L.C. (“HIGVALLC”) and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is H.I.G. Venture Associates, L.P. (“HIGVALP”) and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
(2)	The aggregate amount beneficially owned includes 3,855,062 common shares held by Oncogenex, 36,930 common shares held by Aaron Davidson on behalf of Oncogenex and 32,850 common shares underlying vested stock options held by Aaron Davidson on behalf of Oncogenex.
(3)	The number of shares reported in Row 9 above represent 9.8% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 3 of 13

1	NAMES OF REPORTING PERSONS H.I.G. Venture Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,924,842(1)(2)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 3,924,842(1)(2)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,924,842(1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	These common shares are owned directly by Oncogenex and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are HIGVP and HIGVI. The general partner of HIGVP is HIGVALLC and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is HIGVALP and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
(2)	The aggregate amount beneficially owned includes 3,855,062 common shares held by Oncogenex, 36,930 common shares held by Aaron Davidson on behalf of Oncogenex and 32,850 common shares underlying vested stock options held by Aaron Davidson on behalf of Oncogenex.
(3)	The number of shares reported in Row 9 above represent 9.8% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 4 of 13

1	NAMES OF REPORTING PERSONS H.I.G. Venture Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,924,842(1)(2)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 3,924,842(1)(2)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,924,842(1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	These common shares are owned directly by Oncogenex and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are HIGVP and HIGVI. The general partner of HIGVP is HIGVALLC and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is HIGVALP and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
(2)	The aggregate amount beneficially owned includes 3,855,062 common shares held by Oncogenex, 36,930 common shares held by Aaron Davidson on behalf of Oncogenex and 32,850 common shares underlying vested stock options held by Aaron Davidson on behalf of Oncogenex.
(3)	The number of shares reported in Row 9 above represent 9.8% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 5 of 13

1	NAMES OF REPORTING PERSONS H.I.G. Venture Advisors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,924,842(1)(2)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 3,924,842(1)(2)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,924,842(1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	These common shares are owned directly by Oncogenex and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are HIGVP and HIGVI. The general partner of HIGVP is HIGVALLC and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is HIGVALP and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
(2)	The aggregate amount beneficially owned includes 3,855,062 common shares held by Oncogenex, 36,930 common shares held by Aaron Davidson on behalf of Oncogenex and 32,850 common shares underlying vested stock options held by Aaron Davidson on behalf of Oncogenex.
(3)	The number of shares reported in Row 9 above represent 9.8% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 6 of 13

1	NAMES OF REPORTING PERSONS H.I.G. Venture Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,924,842(1)(2)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 3,924,842(1)(2)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,924,842(1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	These common shares are owned directly by Oncogenex and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are HIGVP and HIGVI. The general partner of HIGVP is HIGVALLC and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is HIGVALP and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
(2)	The aggregate amount beneficially owned includes 3,855,062 common shares held by Oncogenex, 36,930 common shares held by Aaron Davidson on behalf of Oncogenex and 32,850 common shares underlying vested stock options held by Aaron Davidson on behalf of Oncogenex.
(3)	The number of shares reported in Row 9 above represent 9.8% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 7 of 13

1	NAMES OF REPORTING PERSONS H.I.G. GP II, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,924,842(1)(2)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 3,924,842(1)(2)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,924,842(1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	These common shares are owned directly by Oncogenex and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are HIGVP and HIGVI. The general partner of HIGVP is HIGVALLC and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is HIGVALP and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
(2)	The aggregate amount beneficially owned includes 3,855,062 common shares held by Oncogenex, 36,930 common shares held by Aaron Davidson on behalf of Oncogenex and 32,850 common shares underlying vested stock options held by Aaron Davidson on behalf of Oncogenex.
(3)	The number of shares reported in Row 9 above represent 9.8% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 8 of 13

1	NAMES OF REPORTING PERSONS Sami W. Mnaymneh
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 3,924,842(1)(2)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 3,924,842(1)(2)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,924,842(1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	These common shares are owned directly by Oncogenex and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are HIGVP and HIGVI. The general partner of HIGVP is HIGVALLC and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is HIGVALP and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
(2)	The aggregate amount beneficially owned includes 3,855,062 common shares held by Oncogenex, 36,930 common shares held by Aaron Davidson on behalf of Oncogenex and 32,850 common shares underlying vested stock options held by Aaron Davidson on behalf of Oncogenex.
(3)	The number of shares reported in Row 9 above represent 9.8% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 9 of 13

1	NAMES OF REPORTING PERSONS Anthony Tamer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 3,924,842(1)(2)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 3,924,842(1)(2)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,924,842(1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%(3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	These common shares are owned directly by Oncogenex and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are HIGVP and HIGVI. The general partner of HIGVP is HIGVALLC and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is HIGVALP and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
(2)	The aggregate amount beneficially owned includes 3,855,062 common shares held by Oncogenex, 36,930 common shares held by Aaron Davidson on behalf of Oncogenex and 32,850 common shares underlying vested stock options held by Aaron Davidson on behalf of Oncogenex.
(3)	The number of shares reported in Row 9 above represent 9.8% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 10 of 13

1	NAMES OF REPORTING PERSONS Aaron Davidson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 69,780(4)
	6	SHARED VOTING POWER —
	7	SOLE DISPOSITIVE POWER 69,780(4)
	8	SHARED DISPOSITIVE POWER —
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,780(4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%(5)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(4)	As of the date of this report, 36,930 of these common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex.
(5)	The number of shares reported in Row 9 above represent 0.2% of the Issuer’s outstanding Common Shares, based on (i) 39,902,761 common shares outstanding as reported on the Issuer’s Management’s Discussion and Analysis filed as Exhibit 99.2 to the Form 6-K filed with the Securities and Exchange Commission on August 3, 2012 and (ii) 32,850 common shares issuable pursuant to vested stock options.

CUSIP No. 66987G102	Page 11 of 13

Item 1	(a).	Name of Issuer:

Novadaq Technologies Inc.

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

2585 Skymark Avenue, Suite 306, Mississauga Ontario, Canada L4W 4LS

Item 2	(a).	Name of Person Filing:

H.I.G. Oncogenex, LLC

H.I.G. Venture Partners, L.P.

H.I.G. Venture Investments, L.P.

H.I.G. Venture Advisors, L.L.C.

H.I.G. Venture Associates, L.P.

H.I.G. GP II, Inc.

Sami W. Mnaymneh

Anthony Tamer

Aaron Davidson

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

c/o 1450 Brickell Avenue, 31st Floor Miami, Florida 33131

Item 2	(c).	Citizenship:

		H.I.G. Oncogenex, LLC	Delaware
		H.I.G. Venture Partners, L.P.	Delaware
		H.I.G. Venture Investments, L.P.	Cayman Islands
		H.I.G. Venture Advisors, L.L.C.	Delaware
		H.I.G. Venture Associates, L.P.	Cayman Islands
		H.I.G. GP II, Inc.	Delaware
		Sami W. Mnaymneh	United States
		Anthony Tamer	United States
		Aaron Davidson	Canada

Item 2	(d).	Title of Class of Securities:

Common Shares

Item 2	(e).	CUSIP Number:

66987G102

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or §§ 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

CUSIP No. 66987G102	Page 12 of 13

Item 4.	Ownership.

	(a)	Amount beneficially owned:

			H.I.G. Oncogenex, LLC	3,924,842	†
			H.I.G. Venture Partners, L.P.	3,924,842	†
			H.I.G. Venture Investments, L.P.	3,924,842	†
			H.I.G. Venture Advisors, L.L.C.	3,924,842	†
			H.I.G. Venture Associates, L.P.	3,924,842	†
			H.I.G. GP II, Inc.	3,924,842	†
			Sami W. Mnaymneh	3,924,842	†
			Anthony Tamer	3,924,842	†
			Aaron Davidson	69,780	‡

	(b)	Percent of class:

			H.I.G. Oncogenex, LLC	9.8%
			H.I.G. Venture Partners, L.P.	9.8%
			H.I.G. Venture Investments, L.P.	9.8%
			H.I.G. Venture Advisors, L.L.C.	9.8%
			H.I.G. Venture Associates, L.P.	9.8%
			H.I.G. GP II, Inc.	9.8%
			Sami W. Mnaymneh	9.8%
			Anthony Tamer	9.8%
			Aaron Davidson	0.2%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote:

			H.I.G. Oncogenex, LLC	3,924,842	†
			H.I.G. Venture Partners, L.P.	3,924,842	†
			H.I.G. Venture Investments, L.P.	3,924,842	†
			H.I.G. Venture Advisors, L.L.C.	3,924,842	†
			H.I.G. Venture Associates, L.P.	3,924,842	†
			H.I.G. GP II, Inc.	3,924,842	†
			Sami W. Mnaymneh	3,924,842	†
			Anthony Tamer	3,924,842	†
			Aaron Davidson	69,780	‡

		(ii)	Shared power to vote or to direct the vote:	0

		(iii)	Sole power to dispose or to direct the disposition of:

			H.I.G. Oncogenex, LLC	3,924,842	†
			H.I.G. Venture Partners, L.P.	3,924,842	†
			H.I.G. Venture Investments, L.P.	3,924,842	†
			H.I.G. Venture Advisors, L.L.C.	3,924,842	†
			H.I.G. Venture Associates, L.P.	3,924,842	†
			H.I.G. GP II, Inc.	3,924,842	†
			Sami W. Mnaymneh	3,924,842	†
			Anthony Tamer	3,924,842	†
			Aaron Davidson	69,780	‡

		(iv)	Shared power to dispose or to direct the disposition of	0

Item 5.	Ownership of Five Percent or Less of a Class.

	Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

	Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	Not Applicable

Item 8.	Identification and Classification of Members of the Group.

H.I.G. Oncogenex, LLC

H.I.G. Venture Partners, L.P.

H.I.G. Venture Investments, L.P.

H.I.G. Venture Advisors, L.L.C.

H.I.G. Venture Associates, L.P.

H.I.G. GP II, Inc.

Sami W. Mnaymneh

Anthony Tamer

Aaron Davidson

See the attached Exhibit 1.

Item 9.	Notice of Dissolution of Group.

	Not Applicable

Item 10.	Certification.

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

†	The common shares are owned directly by Oncogenex and Aaron Davidson for the benefit of Oncogenex. As of the date of this report, Oncogenex is the direct owner of 3,855,062 common shares. As of the date of this report, 36,930 of the common shares and 32,850 common shares underlying vested stock options were held by Aaron Davidson for the benefit of Oncogenex. The majority shareholders of Oncogenex are HIGVP and HIGVI. The general partner of HIGVP is HIGVALLC and the managing member of HIGVALLC is H.I.G.-GP II, Inc. Similarly, the general partner of HIGVI is HIGVALP and the general partner of HIGVALP is H.I.G.-GP II, Inc. Sami W. Mnaymneh and Anthony Tamer are the shareholders of H.I.G.-GP II, Inc., the general partner and managing member, respectively, of HIGVALP and HIGVALLC. Messrs. Mnaymneh and Tamer may be deemed to be indirect beneficial owners of the reported securities, but disclaim beneficial ownership in the securities, except to the extent of any pecuniary interest in the shares.
‡	Includes 36,930 common shares and 32,850 common shares underlying vested stock options that were held by Aaron Davidson for the benefit of Oncogenex

CUSIP No. 66987G102	Page 13 of 13

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 10, 2012	H.I.G. ONCOGENEX, LLC
	By:	/s/ Richard Siegel
Authorized Signatory

H.I.G. VENTURE PARTNERS, L.P.
	By:	/s/ Richard Siegel
Authorized Signatory

H.I.G. VENTURE INVESTMENTS, L.P.
	By:	/s/ Richard Siegel
Authorized Signatory

H.I.G. VENTURE ADVISORS, L.L.C.
	By:	/s/ Richard Siegel
Authorized Signatory

H.I.G. VENTURE ASSOCIATES, L.P.
	By:	/s/ Richard Siegel
Authorized Signatory

H.I.G. GP II, INC.
	By:	/s/ Richard Siegel
Authorized Signatory

/s/ Aaron Davidson
AARON DAVIDSON

/s/ Sami W. Mnaymneh
SAMI W. MNAYMNEH

/s/ Anthony Tamer
ANTHONY TAMER